Exhibit 3.1

CERTIFICATE OF AMENDMENT

TO THE

RESTATED CERTIFICATE OF INCORPORATION

OF

NAVISTAR INTERNATIONAL CORPORATION

Navistar International Corporation, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify:

FIRST: That at a meeting of the Board of Directors of Navistar International Corporation (the “Board”) held on December 13, 2010, resolutions were duly adopted setting forth a proposed amendment of the Restated Certificate of Incorporation of the Corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of the Corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the Board approves, and recommends to the stockholders of the Corporation for their approval, the revisions to the first paragraph of Article Fourth of the Corporation’s Restated Certificate of Incorporation, as follows:

Fourth: The total number of shares of stock which the Company shall have authority to issue is 286,000,000, consisting of:

(1) 30,000,000 shares, with a par value of $1.00 per share, are to be of a class designated “Preferred Stock;”

(2) 10,000,000 shares, with a par value of $1.00 per share, are to be of a class designated “Preference Stock;”

(3) 220,000,000 shares, with a par value of $0.10 per share, are to be of a class designated “Common Stock;” and

(4) 26,000,000 shares with a par value of $0.10 per share, are to be of a class designated “Class B Common.”

The Common Stock and Class B Common are hereafter collectively referred to as the “Parent Common Stock.”

SECOND: That thereafter, pursuant to resolution of its Board of Directors, an annual meeting of the stockholders of the Corporation was duly called and held, on February 15, 2011, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed this 17th day of February, 2011.

NAVISTAR INTERNATIONAL CORPORATION

By:	/s/ Curt Kramer
Curt Kramer Corporate Secretary